Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement Form S-8 (File No. 333-150714) pertaining to the 2006 Stock Incentive Plan for Key Employees of HCA Inc. and its Affiliates of our reports dated March 1, 2010, with respect to the consolidated financial statements of HCA Inc. and the effectiveness of internal control over financial reporting of HCA Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2009.
Nashville, Tennessee
March 1, 2010